EXHIBIT 99.13

EXECUTION VERSION

PLAN OF MERGER

THIS PLAN OF MERGER is made on October 15, 2018.

BETWEEN

(1)       Hanwha Solar Holdings Co., Ltd., an exempted company with limited liability incorporated under the Laws of the Cayman Islands on 25 August 2010, with its registered office situated at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (“Parent” or the “Surviving Company”); and

(2)       Hanwha Q CELLS Co., Ltd., an exempted company incorporated under the Laws of the Cayman Islands on 12 May 2006, with its registered office situated at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” and together with Parent, the “Constituent Companies”).

WHEREAS

(a)       Parent is the registered holder of a total of 3,910,394,778 ordinary shares with a par value of US$0.0001 each in the issued share capital of the Company (the "Ordinary Shares") representing 93.9% of the issued share capital of the Company.

(b)       Parent and the Company have agreed to merge (the “Merger”) on the terms and conditions contained in this plan of merger (the “Plan of Merger”) and under the provisions of Part XVI of the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”), pursuant to which the Company will merge with and into Parent and cease to exist and Parent will continue as the surviving company in the Merger.

(c)       This Plan of Merger is made in accordance with section 233 of the Companies Law and approved pursuant to section 233(7) of the Companies Law whereby the shareholders of Parent and the Company are not required to approve this Plan of Merger by reason of the Company being a subsidiary of Parent.

WITNESSETH

CONSTITUENT COMPANIES

The constituent companies (as defined in the Companies Law) to the Merger are Parent and the Company.

NAME OF THE SURVIVING COMPANY

The surviving company (as defined in the Companies Law) shall be the Surviving Company which shall be named Hanwha Q CELLS Co., Ltd.

REGISTERED OFFICE

The Surviving Company shall have its registered office at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

Immediately prior to the Effective Date (as defined below) the authorized share capital of Parent was US$100,000 divided into 10,000,000 shares with a par value of US$0.01 each, of which 8,688,657 shares have been issued and fully paid.

Immediately prior to the Effective Date the authorized share capital of the Company was US$700,000 divided into 7,000,000,000 shares of a par value of US$0.0001 each, of which 4,165,088,417 shares have been issued and fully paid.

On the Effective Date, the authorized share capital of the Surviving Company shall be US$ 100,000 divided into 10,000,000 ordinary shares with a par value of US$0.01 each of which 8,688,657 shares shall be in issue credited as fully paid.

On the Effective Date:

(a)                Each share in Parent of a par value of US$0.01 in the capital of Parent issued and outstanding immediately prior to the Effective Date shall be converted into and become one validly issued, fully paid and non-assessable share with a par value of US$ 0.01 each in the share capital of the Surviving Company.

(b)               Each Ordinary Share issued and outstanding immediately prior to the Effective Date, other than Ordinary Shares held by Parent (together, the “Excluded Shares”), shall be cancelled and cease to exist in exchange for the right to receive US$0.198 in cash per Ordinary Share without interest, provided that the aggregate amount of cash, if any, that any holder of Ordinary Shares is entitled to receive for Ordinary Shares held by such holder shall be rounded to the nearest cent (with US$ 0.005 being rounded upward).

(c)                Each Excluded Share issued and outstanding immediately prior to the Effective Date shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

(d)               The rights and restrictions attaching to the shares of the Surviving Company shall be as set out in the Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix I to this Plan of Merger.

EFFECTIVE DATE

The Merger shall take effect on _________________, 2018 (the “Effective Date”).

PROPERTY

On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent

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Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

On the Effective Date the Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix I to this Plan of Merger, except that the name of the Surviving Company will be "Hanwha Q CELLS Co., Ltd.”

DIRECTORS BENEFITS

There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
Hee Cheul Kim Sang Hoon Kim Jung Pyo Seo Joo Yoon Moon Seong Choi

86, Cheonggyecheon-ro, Jung-gu

Seoul, Republic of Korea 04541

888 Linyang Road, Qidong Jiangsu 226200 People’s Republic of China

86, Cheonggyecheon-ro, Jung-gu

Seoul, Republic of Korea 04541

86, Cheonggyecheon-ro, Jung-gu

Seoul, Republic of Korea 04541

86, Cheonggyecheon-ro, Jung-gu

Seoul, Republic of Korea 04541

SECURED CREDITORS

Parent has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

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RIGHT OF TERMINATION

This Plan of Merger may be terminated or amended by the respective board of directors of each of Parent and the Company at any time prior to the Effective Date.

APPROVAL AND AUTHORIZATION

This Plan of Merger has been approved by the board of directors of each of Parent and the Company pursuant to section 233(7) of the Companies Law.

COUNTERPARTS

This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

This Plan of Merger shall be governed by and construed in accordance with the Laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

Duly authorized for and on behalf of

Hanwha Solar Holdings Co., Ltd.:

/s/ Sang-Heum Han

Name: Sang-Heum Han

Director

Duly authorized for and on behalf of

Hanwha Q CELLS Co., Ltd.:

/s/ Jung Pyo Seo

Name: Jung Pyo Seo

Director

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